                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]Preliminary proxy statement            [_] Confidential, for use of the
                                             Commission only (as permitted by
                                             Rule 14a-6(e)(2)

[X]Definitive proxy statement

[_]Definitive additional materials

[_]Soliciting material under Rule 14a-
12

                                 AUDIBLE, INC.
                  (Name of Registrant as Specified in Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:

[AUDIBLE.COM LOGO APPEARS HERE]

To our shareholders:

Over the course of the year 2000 Audible experienced profound growth. This growth can be gauged beyond the fact of a 427% increase in our key content and services revenue over the previous year. We also grew in terms of our leadership of an emergent media category--in terms of our ever-expanding branded content franchise, in terms of our technology leadership and support of evermore digital audio devices, in terms of significant improvements to the experience of being an Audible customer, and in terms of execution well ahead of a corporate business plan that applies the efficiencies of digital media distribution technologies to a burgeoning market opportunity.

The year began with Audible's announcement of a strategic investment in our company and exclusive distribution relationship with Amazon.com, a multi-year alliance that propelled our audio products into the powerful product mix presented to 30 million Amazon customers later in the year. RobinWilliams@audible.com debuted in the spring of 2000 with Robin's appearances on behalf of Audible on The Today Show, The Tonight Show with Jay Leno, and The Rosie O'Donnell Show. The launch of Robin's exclusive weekly program occurred not long after we announced the formation of Random House Audible, the first digital imprint created within a large publishing house. This joint venture included an equity investment from the Random House division of Bertelsmann AG and the inclusion of Random House's president on our board of directors. Early in the year, our management team was greatly enhanced by the arrival of Thomas Baxter, the former president of Comcast Cable, as our president and CEO. Under Tom's direction, more than 60% of our revenue from content sales has transitioned to recurrent, largely long-term subscription-based revenue from the launch of the AudibleListenerTM subscription program in August 2000.

Our technology relationships extended and deepened with key strategic partners like Microsoft in 2000, even as our partnerships extended to the coming era of wireless delivery of our singular digital audio programming, building upon our demonstration of an AudibleReady(R) wireless telephone with Motorola in February, 2000. Over the course of the year, we began co-development partnerships or launched new AudibleReady audio devices with Philips, Diamond/S3 (now SONICblue), Texas Instruments, Compaq, Hewlett-Packard, Casio, Franklin Electronic Publishers, Sony Electronics, and other leading hardware manufacturers.

On the content front, audible.com now offers over 28,000 hours of premium spoken audio and more than 17,000 titles. Beyond the high-profile launch of our Random House Audible titles such as Drowning Ruth, the "Oprah's Book Club(R)" selection for October available exclusively from Audible--and the launch of RobinWiliams@audible.com -- new audio products were introduced in association with HarperCollins, Simon & Schuster, Time Warner, National Public Radio, Public Radio International, The Los Angeles Times, Scientific American, Guideposts, This American Life, and other leading sources of the finest branded programming. Audible continued to develop its original programming strategy with the launch of award winning science fiction audio, political reportage, self-help audio programs by leading experts in their fields, and original comedy shows.
On the financial front, our performance during our second year as a public company consistently exceeded the expectations set forth in our strategic business plan. The number of Audible customers grew from 13,000 to over 51,000 customers during 2000, an increase of more than 292%. While the total revenue for 2000 increased 161% to $4,548,980 from $1,742,605 reported for 1999, the important content and services revenue line for 2000 increased 427% to $2,519,345 from $477,675 for the full year 1999. Net loss for 2000 was $32,275,134 or a net loss of $1.21 per basic and diluted common share, compared with a net loss in 1999 of $13,476,311, or a net loss of $0.85 per basic and diluted common share. Net cash used in operating activities for 2000 was $18,604,615. Audible ended 2000 with cash, cash equivalents and short-term investments of $16,202,096. A $10 million investment by Microsoft Corporation in February 2001 further strengthened our cash position.

Despite superior execution against our business plan, it is obvious to most casual observers of economic life that the general perception of young public companies in any way connected to the Internet became aggressively pessimistic over the course of 2000. This has been particularly disconcerting for all of us at Audible. Our company was specifically designed to address the business model challenges that impair the economic prospects of many companies connected to the Web. We do not predicate our revenue growth and operating model on Internet advertising, nor do we incur the expense of warehouse and delivery infrastructure required of companies that deliver physical merchandise. As our powerful corporate partners and, I believe, our customers understand, Audible uses the Web (as we will use the coming wireless Internet) as a means of efficiently delivering an information and entertainment service that offers a tremendous value proposition to our listeners. In many ways, Audible is a "supercharged" media company capable of building and leveraging cutting edge delivery technologies while also harnassing the power of many of the world's best information and entertainment brands. We obviously believe that the result is and will continue to be a fast-growing recurrent revenue stream, and a business model which--when scaled--provides a much higher margin enterprise than provided by companies that must deliver physical goods to their customers.

Though the investment fashions of two years ago--when we went public - positioned Audible in the high-flying Internet camp, that association clearly turned sour over the course of last year. We want our shareholders to know that your management remains convinced that our highly differentiated and powerful business model--underscored most recently by Microsoft's February 2001, investment in Audible at a time when very few similar investments have occurred--will become understood by the investment community in a way that will return our public equity position to a level commensurate with our execution and our expectations of a very bright future.

Sincerely,

                              /s/ Donald R. Katz
Donald R. Katz
Founder and Chairman

                                 AUDIBLE, INC.
                            65 Willowbrook Boulevard
                              Wayne, NJ 07470-7056
                                 (973) 837-2700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

   The annual meeting of stockholders of Audible, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 24, 2001, at 10:00 a.m., local time, at the offices of the Company, 65 Willowbrook Boulevard, Wayne, NJ 07470 for the following purposes:

     1. To elect two directors to serve until the 2004 annual meeting of stockholders, and until their successors are elected and duly qualified;

     2. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2001; and

     3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

   The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on April 9, 2001, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          Nancy A. Spangler
                                          Secretary

Wayne, New Jersey
April 26, 2001

                                 AUDIBLE, INC.
                            65 Willowbrook Boulevard
                              Wayne, NJ 07470-7056
                                 (973) 837-2700

                                PROXY STATEMENT

   Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about April 26, 2001.

                        GENERAL INFORMATION ABOUT VOTING

Who can vote?

   You can vote your shares of common stock if our records show that you owned the shares on April 9, 2001. A total of 26,941,214 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

   Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the three director nominees and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

   The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

   Yes. At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

   Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

   If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

   We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

   If your shares are held in the name of a nominee, and you do not tell the nominee by May 14, 2001 how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?

   We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

                      PROPOSAL NO 1: ELECTION OF DIRECTORS

   Our board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at seven members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

   Two directors are to be elected at this annual meeting to serve until the 2004 annual meeting, and until their successors are elected and duly qualified. In the event either nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

   Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be Elected at the 2001 Annual Meeting

   Richard Brass, age 49, has been a director since April 1999. Since November 1997, Mr. Brass has been Vice President, Technology Development at Microsoft Corporation. From 1989 to July 1997, Mr. Brass was Senior Vice President of Oracle Corporation.

   Winthrop Knowlton, age 70, has been a director since November 1996. Since 1989, Mr. Knowlton has been the Chairman and Chief Executive Officer of Knowlton Brothers, Inc., a management company for limited partnerships and offshore funds investing in the U.S.

Directors Whose Terms Expire in 2002

   Thomas G. Baxter, age 54, has been our Chief Executive Officer, President and a director since February 2000. From May 1998 to February 2000, Mr. Baxter served as Operating Partner at Evercore Partners, a private equity and advisory firm. From November 1989 to February 1998, Mr. Baxter served as President of Comcast Cable Communications Inc.

   Donald R. Katz, age 49, has been Chairman of the Board of Directors since April 1999 and as a director since co-founding Audible in November 1995. From October 1999 to February 2000 and from November 1995 to March 1998, Mr. Katz served as our President and Chief Executive Officer. Prior to co-founding Audible, Mr. Katz was an author, business journalist and media consultant for over twenty years.

   Richard Sarnoff, age 42, has been a director since February 2001. Mr. Sarnoff has served as President of Random House Ventures since March 2000, and as President of Random House New Media and Corporate Development Group since June 2000. Mr. Sarnoff joined Random House's predecessor company, Bantam Doubleday Dell, in 1987, where he held various management positions, including Director of Planning for the Sales and Marketing Division, Director of Marketing for the Bantam Publishing Division, Vice President of Strategic Planning, and Senior Vice President of Diversified Publishing and New Media. Mr. Sarnoff served the Bertelsmann Book Group as Senior Vice President of Corporate Development from 1995 to 1998. In 1996, Mr. Sarnoff was named Chief Financial Officer of Bantam Doubleday Dell, and after the merger in 1998 he was appointed Random House's Executive Vice President and Chief Financial Officer.

Directors Whose Terms Expire in 2003

   Gary L. Ginsberg, age 38, has been a director since April 2001. Mr. Ginsberg has served as Executive Vice President of Corporate Communications and Affairs of News Corporation since January 1999, and as a member of the Executive Management Committee since June 2000. Prior to joining News Corporation Mr. Ginsberg was a managing director at the New York-based strategic consulting firm of Clark & Weinstock from November 1996 until December 1998. Mr. Ginsberg also served as Senior Editor and Counsel of George Magazine from March 1995 until November 1996.

   Johannes Mohn, age 51, has been a director since April 2001. Since December 1998, Mr. Mohn has been Vice President of Technology Management at Direct Group Bertelsmann, a subsidiary of Bertelsmann A.G. From May 1995 to November 1998, Mr. Mohn was Managing Director of Bertelsmann Kalender GmbH.

   Unless marked otherwise, proxies received will be voted for the election of the nominees named above.

Recommendation of the Board of Directors

   Our board of directors recommends a vote "FOR" the election of the nominees named above.

                     THE BOARD OF DIRECTORS AND COMMITTEES

   Our board of directors met nine times during 2000. The board of directors acted one time by written consent. Each director attended more than 75% of the board meetings.

   Audit Committee. During 2000, the Audit Committee consisted of Winthrop Knowlton and former directors, R. Bradford Burnham and Thomas Hirschfeld. As of April 18, 2001, the members of the committee are Richard Sarnoff, Winthrop Knowlton and Gary Ginsberg. Each member of the Audit Committee is "independent" according to Rule 4200(a)(14) of the NASD's listing standards. The Audit Committee met four times during 2000. The Audit Committee:

  . recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

  . reviews the proposed scope and results of the audit;

  . reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviews and approves transactions between us and our directors, officers and affiliates.

   The Audit Committee has adopted a written charter. A copy of this charter is attached to this Proxy Statement as Exhibit A.

   Compensation Committee. During 2000, the Compensation Committee consisted of Winthrop Knowlton, and former directors, W. Bingham Gordon and R. Bradford Burnham. As of April 18, 2001, the members of the Compensation Committee are Gary L. Ginsberg, Richard Brass and Winthrop Knowlton. The Compensation Committee met twice separately from the board during 2000. The Compensation
Committee:

  . reviews and recommends the compensation arrangements for our management;

  . establishes and reviews general compensation policies; and

  . administers our stock incentive plan and our restricted stock program.

   Compensation Committee Interlocks And Insider Participation. None of the members was, during 2000, one of our officers or employees at any time.

   The board of directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for you to nominate persons to serve as directors, the board of directors will consider recommendations from you, which should be addressed to our corporate secretary, Nancy A. Spangler, c/o Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Reston, Virginia 20191-1517.

   Our directors have received no monetary compensation for serving as directors. Directors who are not currently employees are eligible to receive grants of stock options under our 1999 Stock Incentive Plan. In connection with the 2000 Annual Meeting of Stockholders, we granted to each of our non-employee directors a fully vested option to purchase 15,000 shares of our common stock. Each of our non-employee directors was granted an option to purchase 100,000 shares of our common stock on April 18, 2001, vesting over three years, beginning with 25,000 shares vesting after six months and the remaining 75,000 shares over the following 30 months.

                               EXECUTIVE OFFICERS

   In addition to Thomas G. Baxter and Donald R. Katz, Mr. Kaplan is our other executive officer.

   Andrew P. Kaplan, age 47, has been our Vice President, Finance and Administration and Chief Financial Officer since June 1, 1999. From June 1997 to May 1999, Mr. Kaplan was Chief Financial Officer of Thomson Corporation Publishing International, a division of The Thomson Corporation. From September 1995 to May 1997, Mr. Kaplan was Senior Vice President and Chief Financial Officer for T.C. Advertising, an advertising services company. From March 1989 to August 1995, Mr. Kaplan was Vice President and Chief Financial Officer of Time Life, a division of Time Warner Inc.

   Our officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

                             EXECUTIVE COMPENSATION

   The following summary compensation table sets forth the compensation paid by us during the last three completed years to our chief executive officer and the other most highly compensated executive officers whose total compensation for services in all capacities exceeded $100,000 during such year, whom we refer to as our Named Executive Officers.

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                 --------------
                                                                 Underlying
                                          Year  Salary  Bonus(1)  Options
                                          ---- -------- -------- ----------
Donald R. Katz........................... 2000 $250,000 $112,500       --
 Chairman of the Board of Directors       1999  140,000  106,169       --
                                          1998  140,000   24,150       --
Thomas G. Baxter (2)..................... 2000 $216,987 $ 99,295 2,000,000
 Chief Executive Officer and Director     1999      --       --        --
                                          1998      --       --        --
Andrew P. Kaplan (3)..................... 2000 $157,917 $ 29,246   100,000
 Chief Financial Officer                  1999   87,500   26,250   325,000
                                          1998      --       --        --

--------
(1) Reflects bonuses earned in the fiscal year indicated, paid during the following fiscal year.
(2) Hired as of February 2000.
(3) Hired as of June 1999.

                            Options Granted in 2000

   On February 15, 2000, we issued Mr. Baxter an option to purchase 1,500,000 shares of common stock at an exercise price of $13.75 per share, vesting over a four year period. On August 18, 2000, we issued him an option to purchase 500,000 shares of common stock at an exercise price of $1.25 per share, one third of the shares vested immediately and the remainder are subject to vesting in monthly installments over a four year period.

   On March 22, 2000, we issued Mr. Kaplan an option to purchase 75,000 shares of common stock at an exercise price of $9.44 per share, subject to vesting over a four year period. On August 18, 2000, we issued him an option to purchase 25,000 shares of common stock at an exercise price of $1.25 per share, one third of the shares vested immediately, the remainder are subject to vesting over a four year period.

               Option Exercises in 2000 and Year-End Value Table

   The following table provides information concerning option exercises in 2000 and unexercised options held as of December 31, 2000, by our Named Executive Officers.

                                             Number of Securities      Value of Unexercised
                                                  Underlying               in-the-Money
                          Shares            Unexercised Options at          Options at
                         Acquired              December 31, 2000        December 31, 2000(1)
                            on     Value   ------------------------- -------------------------
                         Exercise Received Exercisable Unexercisable Exercisable Unexercisable
                         -------- -------- ----------- ------------- ----------- -------------
Donald R. Katz..........   --       --           --            --        --           --
Thomas G. Baxter........   --       --       528,500     1,471,500       --           --
Andrew P. Kaplan........   --       --       146,970       278,030       --           --

--------
(1) Calculated on the basis of $0.438 per share, the closing price of our common stock on the Nasdaq National Market on December 29, 2000, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

                            EMPLOYMENT ARRANGEMENTS

   We have not entered into formal employment agreements with any of our Named Executive Officers. Our employment arrangements with our Named Executive Officers, which are embodied in enforceable offer letters, provide for a base salary, which may be increased by our board of directors, and an annual bonus.

   Effective January 1, 2000, Mr. Katz's employment arrangement provides him with a $250,000 base salary, an annual target bonus of 50% paid quarterly against certain objectives.

   In February 2000, Mr. Baxter entered into an employment arrangement with us that currently provides him with a $250,000 base salary, an annual target bonus of 50% paid quarterly against certain objectives, options to purchase 1,500,000 shares at $13.75 per share, and we provide him access to a corporate apartment.

   Mr. Kaplan's employment arrangement provides him with a $160,000 annual base salary and an annual target bonus of $32,000, payable quarterly. We have agreed to pay Mr. Kaplan a bonus of $100,000 if he is still employed by us on June 30, 2001. Mr. Kaplan is entitled to six month severance if we terminate his employment. We also provide him access to a corporate apartment.

   We require all our employees to sign agreements which prohibit the disclosure of our confidential or proprietary information. Each of these employees also has agreed to non-competition and non-solicitation provisions that will be in effect during his employment and for one year thereafter.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION
                      For the Year Ended December 31, 2000

   The Compensation Committee of the Board of Directors comprises three independent directors as of the date of this report: R. Bradford Burnham, W. Bingham Gordon and Winthrop Knowlton. We have the authority to handle management of compensation matters, including establishing the compensation of the Chief Executive Officer and incentive compensation for the employees of the company and serve as the committee authorized to grant options under the company's stock option plans and administer the employee stock purchase plan. The Compensation Committee met twice separately from the board during 2000.

   The company uses various national and local compensation surveys to develop its compensation strategy and plans. We also refer to these surveys for executive compensation purposes.

   There are four components to our executive compensation program: base salary; bonus; stock options; and retirement plan. Our compensation philosophy is to be competitive with comparable and directly competitive companies in order to attract, retain, and motivate highly qualified employees. To this end, we have adjusted the mix of the compensation components from year to year according to the company's performance.

   BASE SALARY. Executive base salary is adjusted periodically based on financial results and performance on developmental objectives which we believe are critical to the company's long-term progress. These objectives include progress on the company's current business plan's objectives and staff development.

   BONUS. We annually determine whether to pay bonuses and approve executive bonuses based upon the achievement of earnings and performance objectives which we believe are critical to the company's long-term progress and success. Bonuses are payable to officers, managers, and key employees based upon the recommendation of the Chief Executive Officer. We approve the bonuses for each of our Named Executive Officers. During 2000, our Named Executive Officers earned $241,041 in bonuses.

   STOCK OPTIONS. Participants in the company's stock option plans include directors, executive officers, and key employees. Stock options are granted to new employees on their hiring date based on the recommendation of the company's officers to us and subject to our approval. In addition, the company's officers periodically recommend to us, for our approval at regulatory scheduled Compensation Committee meetings, stock option grants to employees based on merit. Options outstanding under current plans fully vest in a period from one to four years and expire in ten years. The Compensation Committee granted options in 2000 to Messrs. Baxter and Kaplan which are designed to be a meaningful portion of their overall compensation and to reinforce our goal of retaining key executives.

   RETIREMENT. The company adopted a 401(k) plan for its employees, including executive officers.

   CHIEF EXECUTIVE COMPENSATION. Mr. Baxter's compensation for 2000 is shown in the summary compensation table included in our proxy statement. In determining compensation for Mr. Baxter, the Compensation Committee reviewed how chief executive officers of companies in the same industry as ours are compensated. For the 2000 bonus awarded to Mr. Baxter, the Compensation Committee considered our actual performance against the goals set out in our business plan and other qualitative objectives that had been previously discussed. We believe that Mr. Baxter has managed the company extremely well and has made progress on the company's business plan objectives.

February 28, 2001

                                          R. Bradford Burnham
                                          W. Bingham Gordon
                                          Winthrop Knowlton

                           AUDIT COMMITTEE REPORT ON
                          AUDITED FINANCIAL STATEMENTS
                      For the Year Ended December 31, 2000

   As of February 28, 2001, the date of this report, the Audit Committee of the Board of Directors consists of R. Bradford Burnham, Thomas Hirschfeld and Winthrop Knowlton. We met four times during 2000 and once in 2001 in connection with the year end audit. We operate under a written charter adopted by the Board of Directors, which is attached to this proxy statement as Exhibit A, and are responsible for overseeing Audible's financial reporting processes on behalf of the Board of Directors. Each year, we recommend to the Board of Directors, subject to stockholder ratification, the selection of Audible's independent auditors.

   Management is responsible for the company's financial statements and the financial reporting processes, including internal controls. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Our responsibility is to monitor and oversee these processes.

   In this context, we have met and held discussions with management and KPMG LLP, the company's independent auditors. Management represented to us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG's judgments about the quality (not just the acceptability) of the company's accounting principles as applied to financial reporting.

   KPMG LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with KPMG LLP that firm's independence. We further considered whether the provision by KPMG LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

   Based our discussion with management and the independent auditors and our review of the representation of management and the disclosures by the independent auditors to the Audit Committee, we recommended to the Board of Directors that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. We and the Board of Directors have also recommended the selection of KPMG LLP as the company's independent auditors for 2001, subject to stockholder ratification.

February 28, 2001

                                          R. Bradford Burnham
                                          Thomas Hirschfeld
                                          Winthrop Knowlton

                             PRINCIPAL STOCKHOLDERS

   The following table shows the number of shares of our common stock beneficially owned as of March 31, 2001 by:

  . each person who we believe beneficially owns more than 5% of our common stock;

  . each member of our board of directors;

  . each Named Executive Officers; and

  . the directors and executive officers as a group.

   Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is c/o Audible, Inc., 65 Willowbrook Boulevard, Wayne, New Jersey 07470.

                                                   Number of
                                                     Shares      Percent of
                                                  Beneficially     Shares
Name of Beneficial Owner                             Owned     Outstanding (1)
------------------------                          ------------ ---------------
Microsoft Corporation (2)........................  12,741,664       33.8%
 One Microsoft Way
 Redmond, WA 98052-6399
Amazon.com, Inc. (3).............................   1,840,033        6.7
 1200 12th Avenue South
 Suite 1200
 Seattle, WA 98144
Richard Brass (4)................................      27,000          *
W. Bingham Gordon (5)............................      63,750          *
Winthrop Knowlton (6)............................     118,750          *
Timothy Mott (7).................................   1,558,484        5.8
Donald R. Katz (8)...............................   1,362,834        5.0
Thomas G. Baxter (9).............................     242,000          *
Andrew Kaplan (10)...............................     195,640          *
Richard Sarnoff..................................         --           *
Gary L. Ginsberg.................................         --           *
Johannes Mohn....................................         --           *
All Named Executive Officers and directors as a     3,568,458       12.9
 group (10 persons)..............................

--------
(1) As of April 9, 2001, we had outstanding 26,941,214 shares of common stock. Except as otherwise noted, the persons named in this table have sole voting power with respect to all shares of common stock. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, including our series A convertible preferred stock, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of March 31, 2001.
(2) Includes 10,666,664 shares of common stock issuable upon conversion of 2,666,666 shares of our series A convertible preferred stock, and 100,000 shares issuable upon exercise of warrants.
(3) Includes 500,000 shares issuable upon exercise of warrants.
(4) Includes 15,000 shares issuable upon exercise of an option.
(5) Includes 15,000 shares issuable upon exercise of an option and 1,875 shares issuable upon exercise of warrants.

(6) Includes 15,000 shares issuable upon exercise of an option and 1,875 shares issuable upon exercise of warrants.
(7) Includes 36,876 shares issuable upon exercise of warrants beneficially owned by Ironwood Capital L.L.C., of which Mr. Mott is a managing member. Mr. Mott disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest. Also includes 15,000 shares issuable upon exercise of an option.
(8) Includes 93,334 shares issuable upon exercise of an option.
(9) Includes 232,000 shares issuable upon exercise of an option. Also includes 10,000 shares held by The Baxter Foundation of which Mr. Baxter is the trustee.
(10) Includes 188,640 shares issuable upon exercise of an option.

                              RELATED TRANSACTIONS

Options.

   In February 2000, we issued Mr. Baxter an option to purchase 1,500,000 shares of common stock at an exercise price of $13.75 per share, subject to vesting over a four year period. In August 2000, we issued him an option to purchase 500,000 shares of common stock at an exercise price of $1.25 per share, one third of the shares vested immediately, the remainder are subject to vesting over a four year period.

   In March 2000, we issued Mr. Kaplan an option to purchase 75,000 shares of common stock at an exercise price of $9.44 per share, subject to vesting over a four year period. In August 2000, we issued him an option to purchase 25,000 shares of common stock at an exercise price of $1.25 per share, one third of the shares vested immediately, the remainder are subject to vesting over a four year period.

   In May 2000, we issued to each of Messrs. Brass and Knowlton and former directors, W. Bingham Gordon and Timothy Mott a fully vested option to purchase 15,000 shares of our common stock at an exercise price of $5.25 per share.

   In February 2001, we issued Mr. Katz an option to purchase 250,000 shares of common stock at an exercise price of $1.56 per share, one third of the shares vested immediately, the remainder are subject to vesting over a fifty month period.

   In April 2001, we issued to each of Messrs. Brass, Knowlton, Sarnoff, Mohn and Ginsberg an option to purchase 100,000 shares of common stock at an exercise price $0.89 per share, with one fourth of the shares vesting after six months and the remainder are subject to vesting over a 30 month period.

Other Transactions.

   In January 2000, we entered into a co-branding, marketing and distribution agreement with Amazon.com, Inc., which we amended in January 2001, pursuant to which we are the exclusive provider of digital spoken audio to Amazon. During the three-year term of this agreement, in consideration for certain services, we are obligated to pay Amazon $22,500,000 plus a specified percentage of revenue earned over a threshold amount. We are also obligated to issue Amazon warrants to purchase our common stock based upon Amazon's performance under the agreement. Under the amended agreement, our remaining obligation consists of cash payments of $1,000,000 in 2002 and $1,500,000 in 2003. Under a securities purchase agreement dated January 30, 2000, Amazon purchased 1,340,033 shares our of common stock for $20,000,000 in cash. Amazon owns more than 5% of our common stock.

   In May 2000, we entered into a four-year co-publishing, marketing, and distribution Agreement with Random House, Inc. to form a strategic alliance to establish Random House Audible, a publishing imprint. We are obligated to contribute $1,000,000 annually for four years towards the funding of this alliance. As of December 31, 2000, we had paid $500,000 of our first year obligation. As part of this alliance, Random House, through its Random House Ventures, LLC subsidiary, purchased 169,780 shares of our common stock for $1,000,000. Mr. Sarnoff, who was recently appointed to our board of directors, is President of Random House, Inc.'s New Media and Corporate Development Group. In addition, Mr. Mohn, who was recently appointed to our board of directors, is Vice President of Technology Management at Direct Group Bertelsman, a subsidiary of Bertelsmann A.G. and Random House, Inc. is a wholly owned subsidiary of Bertelsmann.

   In February 2001, Microsoft purchased 2,666,666 shares of our series A redeemable convertible preferred stock for $10,000,000. Each share of preferred stock may be converted into four shares of common stock, equivalent to a price of $.9375 per share, subject to adjustment under certain conditions, at Microsoft's option at any time prior to February 2006. Dividends are payable semi-annually at an annual rate of 12% in either additional preferred shares or in cash at our option. In February 2006, we are required to redeem all remaining outstanding shares of our series A redeemable convertible preferred stock for $3.75 per share plus all accrued and unpaid dividends. Microsoft owns more than 5% of our common stock and Mr. Brass, one of our directors, is an officer of Mircosoft.

   We believe that the transactions described above were made on terms no less favorable to us than if such transactions were with non-affiliates.

                               PERFORMANCE GRAPH

   The following graph shows a 1 year comparison of cumulative total return on our common stock, based on the market price of our stock assuming reinvestment of dividends with a comparable return of the JP Morgan H & Q Internet 100 Index and the Nasdaq Stock Market (U.S.) Index, for the period beginning July 1, 2000 through December 31, 2000.

            PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

   KPMG LLP has served as our independent auditors since September 1996 and has been selected by our board of directors as our independent auditors for the year ending December 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review its future selection of auditors.

   Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

   Audit Fees. KPMG LLP billed us an aggregate of $171,000 for professional services rendered for the audit of our financial statements for 2000 and its reviews our financial statements included in our Forms 10-Q during 2000.

   Financial Information Systems Design and Implementation Fees. During 2000, KPMG LLP provided no services and therefore did not bill us in connection with financial information systems design and implementation.

   All Other Fees. During 2000, KPMG LLP billed us an aggregate of $58,900 in connection with research, consultation and tax work.

   The Audit Committee has determined that the provision of services by KPMG LLP described in the preceding two paragraphs are compatible with maintaining KPMG LLP's independence as our principal accountant.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KMPG LLP as the independent auditors for the current year.

Required Vote

   The ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

   Our board of directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as our independent auditors.

                             STOCKHOLDER PROPOSALS

   To be considered for presentation to the annual meeting to be held in 2001, a stockholder proposal must be received by Andrew P. Kaplan, Chief Financial Officer, Audible, Inc., 65 Willowbrook Boulevard, Wayne, N.J. 07470, or by our corporate secretary, Nancy A. Spangler, c/o Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Reston, Virginia 20191-1517, no later than March 31, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, each of our non-employee directors filed late their Forms 5 reflecting an option grant and Mr. Brass filed a Form 4 late. We believe each of our directors and executive officers filed all other required reports during 2000 in a timely fashion.

                                 OTHER MATTERS

   Our board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

   It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

   We have filed an Annual Report on Form 10-K for the year ended December 31, 2000, with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to our Chief Financial Officer, Andrew P. Kaplan, at Audible, Inc., 65 Willowbrook Boulevard, Wayne, N.J. 07470. Our Form 10-K is also available through our website at www.audible.com.

                                 AUDIBLE, INC.
                           65 Willowbrook Boulevard
                               Wayne, N.J. 07470


                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Andrew Kaplan and Nancy A. Spangler, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Audible, Inc. (the "Company") held of record by the undersigned on April 9, 2001 at the Annual Meeting of Stockholders to be held on May 24, 2001 at 10:00 a.m., local time, at the offices of the Company, 65 Willowbrook Boulevard, Wayne, NJ 07470, and any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE

|X|          Please mark
             votes as in
             this example

1.  Election of Directors to serve until 2004.          2. Ratify the appointment        FOR      AGAINST    ABSTAIN
Nominees:  Richard Brass and Winthrop Knowlton          of KPMG LLP as independent       |_|        |_|        |_|
                                                        public accountants.
       FOR             AGAINST          ABSTAIN
       |_|               |_|              |_|
           For all nominees except as noted above.

                                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     |_|

                                                        Please sign exactly as name appears hereon. Joint owners each should sign.
                                                        Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature: ________________________  Date: ______     Signature: ________________________  Date: ______